CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-lA of our report dated October 27, 2017, relating to the financial statements and financial highlights of Geneva Advisor Funds, comprising Geneva Advisors All Cap Growth Fund and Geneva Advisors Equity Income Fund, each a series of the Trust for Professional Managers, for the year ended August 31, 2017, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional  Information.

Cohen & Company, ltd.
Cleveland, Ohio
December 18, 2017